[MCGUIRE, WOODS, BATTLE & BOOTHE L.L.P. LETTERHEAD]

                                One James Center
                              901 East Cary Street
                         Richmond, Virginia 23219-4030
              Telephone/TDD (804) 775-1000  *  Fax (804) 775-1061

                                January 6, 1997

Trigon Healthcare, Inc.
2015 Staples Mill Road
Richmond, Virginia 23230

                    Trigon Healthcare, Inc. (the "Company")

Ladies and Gentlemen:

        We are acting as your counsel in connection with the Registration Statement No. 333-09773 on Form S-1 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission with respect to 13,271,000 shares (the "Shares") of your Class A Common Stock, $.01 par value, which are proposed to be offered for sale as described in the Registration Statement.

We are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the Commonwealth of Virginia; and

2. The Shares covered by the Registration Statement have been duly authorized and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        In arriving at the foregoing opinion, we have relied, among other things, upon our examination of such corporate records of the Company and certificates of officers of the Company and of public officials as we have deemed appropriate.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Matters" in the Prospectus which is made a part of the Registration Statement.
We do not admit by giving this consent that we are in the category of persons whose consent is required by Section 7 of the Securities
Act of 1933, as amended.

                                        Very truly yours,